Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Quotient Technology Inc. of our reports dated February 27, 2019, with respect to the consolidated financial statements of Quotient Technology Inc. and the effectiveness of internal control over financial reporting of Quotient Technology Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 27, 2019